Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DENVER, CO March 23, 2010 – SM Energy Company (NYSE: SM) today announces that Stephen R. Brand has been appointed to serve as a director of the Company.  Dr. Brand was appointed to the Board on March 21, 2011.  With the addition of Dr. Brand, the Board of Directors will have eight members.

Tony Best, President and CEO, comments “We are pleased to have an individual of Stephen’s talent and experience joining SM Energy.  He brings a very strong background in geoscience, exploration, and oil and gas technology to our Board.  Dr. Brand will enhance the diverse business knowledge brought to the Company by its directors.  I look forward to his advice and counsel to SM Energy going forward.”

Dr. Brand has over 34 years of experience in the energy industry, including extensive experience in the development of exploration and development programs, as well as strategic planning and research programs for upstream and downstream technologies. Dr. Brand recently retired as Senior Vice President, Technology (R&D) of ConocoPhillips (NYSE: COP), a multinational/integrated energy company, a position he held from 2007 through 2010. Dr. Brand served as Vice President, Exploration and Business Development at ConocoPhillips from 2005 to 2007.  Dr. Brand started his career in 1976 as a geologist with Phillips Petroleum Company and thereafter served in various roles of increasing responsibility with Phillips Petroleum Company and its successor, ConocoPhillips, including serving as President of its Canadian and Australasia businesses.  He received his B.A. in geology from the University of Minnesota; Duluth, and received his M.S. and Ph.D. degrees in geology from Purdue University.

Dr. Brand is currently Senior Executive Advisor of Welltec A/S, a privately held Danish corporation that develops and provides well technology and related services for the energy industry.  He is also Senior Advisor to Clean Range Ventures, which is a venture targeting transformative opportunities in the areas of virtual utilities, resource management, advanced transportation, and low carbon energy.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.